Exhibit (r)(2)

Code of Ethics

January 2, 2025

Cliffwater LLC (“Cliffwater”) is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Cliffwater has adopted the policies and procedures set forth in this Code of Ethics (this “Code”), which govern the activities of each officer, member and employee of Cliffwater (collectively, the “employees”).

I.	Code of Conduct

This Code sets forth the standard of business conduct that Cliffwater requires of all its employees to comply with applicable federal securities laws, establishes policies and procedures reasonably designed to prevent the misuse of material, non-public information and sets forth provisions regarding personal securities transactions by employees.

Because Cliffwater is a fiduciary to its clients, Cliffwater is committed to maintaining the highest legal and ethical standards and to refraining from engaging in activities that may create actual or apparent conflicts of interest between Cliffwater or its employees, on the one hand, and Cliffwater’s clients, on the other hand.

Cliffwater seeks to ensure that federal securities laws are not violated, that client confidences are maintained, and that conflicts of interest are avoided or properly managed. This Code is intended to educate employees about these issues and Cliffwater’s policies and procedures to ensure, to the extent feasible, that Cliffwater satisfies its obligations with respect to these issues. By doing so, Cliffwater expects that the highest ethical standards are maintained by Cliffwater and its employees and that the reputation of Cliffwater is sustained.

Cliffwater has adopted the following general policies and procedures:

•	Employees must act for the benefit of clients and place client interests before their own or the interests of Cliffwater.

•	Employees must exercise reasonable care and judgment in providing services to clients.

•	Employees must deal fairly and objectively with all clients and prospects.

•	Employees must not engage in any conduct involving dishonesty, fraud or other act that reflects adversely on their integrity or that of Cliffwater.

•	Employees must understand, uphold, and comply with applicable laws, rules and regulations related to Cliffwater’s business activities.

•	Employees must disclose all matters that could reasonably be expected to impair their independence and objectivity in their duty to clients or Cliffwater.

•	Employees must keep confidential all information about clients including information about the funds researched for client investment. All such information may only be used for the benefit of clients and/or Cliffwater.

•	Employees who possess material non-public information that could affect the value of an investment must not act on such information.

•	Employees must conduct their personal investing activities in a manner to avoid actual or potential conflicts of interest with clients or Cliffwater itself. No employee may use his or her position with Cliffwater, or any investment opportunities he or she learns of because of his or her position with Cliffwater, to the detriment of clients or Cliffwater.

In addition, Cliffwater has adopted the following policies and procedures with respect to its business practices:

•	Investment professionals must make reasonable inquiry into a client’s objectives, financial situation, and constraints before making investment recommendations.

•	Investment professionals must exercise diligence, independence and thoroughness in analyzing investments and making investment recommendations.

•	Investment recommendations and analysis must have a reasonable and adequate basis and be supported by appropriate research and investigation.

•	Investment professionals must make reasonable efforts to ensure that investment information presented is fair, accurate and complete, and must not knowingly misrepresent facts related to investment analysis or other professional activities.

•	Any matters that could represent a conflict or potential conflict between a client’s interest and Cliffwater’s interest must be adequately disclosed to the client.

II.	Fiduciary Obligations

A.	General Fiduciary Principles

By nature of its relationship with clients and as a registered investment adviser, Cliffwater is considered a fiduciary. Some of the general fiduciary principles applicable to Cliffwater include the following:

•	Disinterested Advice – Cliffwater must provide advice that is in the best interest of its clients.

•	Disclosure of Conflicts of Interest – Cliffwater must disclose material facts regarding the advisory services being provided and any actual or potential conflicts of interest that may arise from providing such services. Such disclosures will generally be made in investment advisory agreements with clients and/or Form ADV, Part 2A.

•	Fraud – Cliffwater shall not employ any device, scheme, or artifice to defraud any prospective or current client.

•	Suitable Advice – Cliffwater is obligated to make suitable recommendations to clients that are consistent with the clients’ investment objectives, which are generally set forth in the investment advisory agreements with clients.

An investment adviser’s fiduciary duty is made enforceable by the SEC by Section 206 of the Advisers Act (the “Antifraud Provision”), and is incorporated into the Advisers Act in various provisions and disclosure requirements. The Antifraud Provision generally makes it unlawful for an investment adviser to engage in fraudulent, deceptive, or manipulative conduct.

The Antifraud Provision applies to all investment advisers, whether registered or not. A violation of the Antifraud Provision may be based on an affirmative misstatement or the failure to disclose material facts. A person can be found to have violated the Antifraud Provision even if the person acted unintentionally. The SEC may bring an enforcement action under the Antifraud Provision even if there is no actual injury to a client.

B.	Escalation

If an employee becomes aware of potential legal, regulatory or ethical misconduct, he or she must report it to Cliffwater’s Chief Compliance Officer (the “CCO”). An employee must also notify the CCO if he or she has any reason to believe that a violation of this Code has occurred or is about to occur. Reporting misconduct and escalating potential issues or problems promptly is critical to promoting and maintaining Cliffwater’s reputation for integrity and fair dealing. Specifically, employees should escalate the following:

•	Legal, regulatory or ethical violations;

•	Violations of a Cliffwater policy;

•	Potential money laundering or other suspicious activity;

•	Concerns regarding the integrity of Cliffwater’s accounting practices, internal controls; auditing matters or public filings; and

•	Improper behavior by other employees or clients.

C.	Firm Procedures Concerning Fiduciary Duty

The CCO has a continuing duty, along with all employees, to protect the interests of each client. The CCO seeks to determine, in connection with periodic reviews of Cliffwater’s operating activities, if Cliffwater is satisfying its fiduciary obligations and not placing its proprietary interests before those of any client.

To that end, the CCO analyzes certain activities such as:

•	Employee personal trading activities;

•	Outside business activities of employees;

•	Statements made by Cliffwater or its employees in marketing and advertising materials;

•	Investment allocations among clients;

•	Political Contributions; and

III.	Protection of Material, Non-Public and Other Confidential Information and Prevention of Insider Trading and Tipping

A.	Need for Policy

Cliffwater and its employees may have access to confidential information about its clients, investment advice provided to clients, securities transactions being affected for clients’ accounts and other sensitive information. In addition, from time to time, Cliffwater or its employees may come into possession of information that is ‘material’ and ‘non-public’ (each as defined below) concerning a company or the trading market for its securities.

Section 204A of the Advisers Act requires that Cliffwater establish, maintain and enforce written policies and procedures reasonably designed to prevent Cliffwater and its employees from misusing material, non-public information in violation of federal securities laws, rules and regulations. Employee violations of the laws against insider trading and tipping can expose Cliffwater and any employee involved to severe criminal and civil liability. In addition, Cliffwater and its employees have ethical and legal responsibilities to maintain the confidences of Cliffwater’s clients, and to protect as valuable assets confidential and proprietary information Cliffwater has developed or that has been entrusted to Cliffwater.

Although Cliffwater respects the right of its employees to engage in personal investment activities, it is important that Cliffwater avoid any appearance of impropriety and remain in full compliance with the law and a high standard of ethics. Accordingly, employees must exercise good judgment when engaging in securities transactions and when relating to others regarding information obtained as a result of employment with Cliffwater. If an employee has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, this doubt should be resolved against taking this action and should be discussed immediately with the CCO.

Cliffwater employees are prohibited from using information obtained as a result of employment with Cliffwater for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include ‘front-running,’ ‘scalping’ and trading on inside information. ‘Front-running’ refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. ‘Scalping’ refers to a similar abuse of client accounts, and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the employee’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, Cliffwater and any employee involved may be exposed to potential insider trading or tipping liability under the federal securities laws if Cliffwater or any employee advises clients concerning, or executes transactions in, publicly-traded securities for which Cliffwater possesses material, non-public information.

When necessary, Cliffwater seeks to control the dissemination of non-public or confidential information within a particular team or investment group within Cliffwater. An effective information barrier permits sales, trading, risk arbitrage and other activities to continue in the ordinary course of business even though another team is in possession of inside or confidential information.

Employees should not disclose material, non-public information to any person inside or outside Cliffwater, except to the extent that the person has a bona fide “need to know” in order to carry out Cliffwater’s business, including management and supervisory functions and the administration of Cliffwater's compliance policies and procedures. Even after trading in a security has been placed on a restricted list, the dissemination of material, non-public information concerning or relating to the security should continue to be on a need to know basis only.

B.	General Policies and Procedures Concerning Insider Trading and Tipping

Cliffwater has adopted the following policies and procedures to (i) ensure the propriety of employee trading activity; (ii) protect and segment the flow of material, non-public and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices contained in federal and state securities laws and rules.

No employee shall engage in transactions in any publicly-traded securities while in possession of material, non-public information regarding the securities (so-called “insider trading”). Nor shall any employee communicate this material, non-public information to any person who might use the information to purchase or sell publicly-traded securities (so-called “tipping”). The term “securities” includes options or derivative instruments on those securities and other securities that are convertible into or exchangeable for those securities.

An employee who does not trade securities but learns of material, non-public information from a corporate insider (or someone who has breached a duty of trust or confidence to the source of the information), and then shares the information with someone else (the “Tipper”) who trades in securities, can be liable for the trading done by the person to whom the employee passed the information (the “Tippee”). Thus, the Tipper is subject to liability for insider trading if the Tippee trades, even if the Tipper does not. Therefore, it is important never to pass on material, non- public information regarding publicly-traded securities to anyone who may trade while aware of that information or who may pass it on to others that may trade. The Tippee may be subject to liability for insider trading if the Tippee knows, or should have known, that the Tipper breached a duty of trust or confidence.

1.       “Material”: The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the non-public information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So-called “market information,” such as information concerning an impending securities transaction, may also, depending upon the circumstances, be “material.” Because materiality determinations are often challenged with the benefit of hindsight, if an employee has any doubt whether certain information is “material,” this doubt should be resolved against trading or communicating this information.

2.       “Non-public”: Information is “non-public” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to this information in publications of general circulation such as The Wall Street Journal or The New York Times. In general, information may be presumed to have been made available to investors after two business days from the formal release of this information.

3.       “Advisory Information”: Information concerning (i) what securities investment managers are following; (ii) specific recommendations investment managers make to clients; (iii) prospective securities transactions of Cliffwater clients; or (iv) clients’ current holdings (together, “Advisory Information”) is strictly confidential. Under some circumstances, Advisory Information may be material and non-public.

4.       Prohibitions: In handling information obtained as a result of employment with Cliffwater, employees:

•	Shall not disclose material, non-public or other confidential information (including Advisory Information) to anyone, inside or outside Cliffwater (including family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall promptly notify the CCO upon receiving material, non-public information regarding a business development company (“BDC”) in order to maintain Cliffwater’s BDC restricted list;

•	Shall refrain from recommending or suggesting that any person engage in transactions in any publicly-traded security while in possession of material, non- public information about that security; and

•	Shall abstain from transactions, for their own personal accounts or for the account of any client, in any publicly-traded security while in possession of material, non-public information regarding that security.

•	Notwithstanding the above, an employee may effect a purchase or sale of an issuer's securities on behalf of any client in reliance on a "Big Boy" letter[1] (or similar arrangement) where Cliffwater and/or its employees are in possession of material, non-public information; provided that pre-clearance of any such trade by the CCO is obtained. The CCO and/or General Counsel should be consulted on the proposed terms and conditions of any Big Boy Letter (or similar arrangement) prior to entering in to such a letter or a transaction.

C.	Protection of Material, Non-public Information

An investment firm or other company may, as a means to seek investors in securities issued by it, send to Cliffwater materials that contain material, non-public or other confidential information. Typically, these materials will be accompanied by a transmittal letter that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any employee receiving any of these materials should consider the material to be non-public confidential information and treat that information accordingly.

If an employee should come into possession of information concerning any publicly-traded company or the market for its securities that the employee believes may be material and non- public, the employee may not act on such information. In addition, the employee shall not engage in transactions (or recommend or suggest that any person engage in transactions) in the securities to which the information relates, without the prior written approval of the CCO, including executing Big Boy letter transactions as described in Section B.4 above. Furthermore, should an employee receive material, non-public information regarding a BDC, the employee must promptly notify the CCO upon receipt. The CCO will then include the respective BDC on the BDC restricted list in order to avoid trading this security on behalf of clients until the BDC can be removed from the restricted list.

D.	Protection of Other Confidential Information

Cliffwater and its personnel may have access to confidential information about its clients, investment advice provided to clients, securities transactions being affected for clients’ accounts, information about fund managers and other sensitive information. Cliffwater generally keeps all such information strictly confidential. However, some managers and other third parties require that Cliffwater enter into a non-disclosure agreement to protect their confidential information. Requests to sign Confidentiality Agreements regarding receipt of confidential information should be reviewed by legal counsel, and signed by the General Counsel (or in his/her absence, another authorized member of Cliffwater’s executive management).

1	“Big Boy" letters are agreements between parties to a transaction which address the possibility that, as experienced and sophisticated traders, one party to a transaction (usually the seller) has access to non-public information while the other does not, and yet both parties still want to proceed with the sale. In practice, such agreements take a variety of forms and terms vary. Most involve a representation by the buyer in a securities transaction that (a) the buyer is a sophisticated investor, (b) the buyer understands that the seller may possess material non-public information that will not be disclosed to the buyer, and (c) the buyer effectively waives any claim it may have under the federal securities laws, including Section 10(b) or Rule 10b-5 of the Securities Exchange Act of 1934, as amended.

Information relating to another employee’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of Cliffwater, without the employee’s consent or for a proper purpose the CCO or another authorized member of Cliffwater’s executive management has authorized.

E.	Procedures to Safeguard Material, Non-Public and Other Confidential Information

In handling material, non-public and other confidential information, including Advisory Information, employees shall take appropriate steps to safeguard the confidentiality of this information. When reviewing or working on any confidential documents, employees should be careful not to leave documents open in a public setting that would permit others to see the documents, such as in airplanes or other public spaces.

F.	Procedures for Value-Add Investors

1.	Definition: The Adviser’s Funds may at times accept investments from "Value-Added investors.” Although the term Value-Added Investor is not defined in the Advisers Act or elsewhere, it is generally understood to refer to an investor who may provide some benefit to the investment adviser (such as industry expertise or access to individuals in the investor's network) beyond just the value of their investment. Examples of such investors include executive-level officers or directors of a company or personnel that are affiliated with other investment advisers and/or private funds. Due to the nature of their position, such investors may possess MNPI.

2.	Policy and Procedures: Employees should always remain alert to the possibility that they could inadvertently come into possession of MNPI when communicating with Value-Added Investors. Employees should refrain from discussing potentially sensitive topics (for example, specific information about the investor's employer) with a known Value-Added Investor. If there is any question whether information received from an any investor could be MNPI, Employees are expected to notify the CCO immediately, and otherwise to act in accordance with the procedures described above and in this Section.

IV.	Rules Governing Personal Securities Transactions

All Cliffwater personnel must conduct their personal investing activities in a manner to avoid actual or potential conflicts of interest with Cliffwater’s clients or Cliffwater itself. No employee may use his or her position with Cliffwater, or any investment opportunities he or she learns of because of his or her position with Cliffwater, to the detriment of Cliffwater’s clients and/or Cliffwater itself.

Cliffwater has adopted policies and procedures to meet its responsibilities to clients and to comply with SEC rules. Violations may result in the SEC or state regulators taking law enforcement action against Cliffwater and its employees, and/or Cliffwater taking disciplinary action against any employee involved in the violation, including termination of employment.

Cliffwater utilizes Paragon, a compliance software management system, to administer and track adherence to the Code of Ethics. All personal trading, account reporting and pre-clearances must be submitted to Compliance through the Paragon system.

A.	Who is Covered by these Requirements?

Each Cliffwater employee and members of his or her immediate family (including spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, persons with whom an employee has an adoptive or ‘in- law’ relationship, or any relatives to whose support the employee materially contributes, either directly or indirectly) and who shares the employee’s household (“Immediate Family”) are subject to Cliffwater’s policies and procedures on personal securities transactions, with the limited exceptions noted below.

B.	What Accounts are Covered?

These policies and procedures cover all personal securities brokerage or trading accounts as to which a Cliffwater employee or a member of the employee’s Immediate Family has “beneficial ownership.” For purposes of these requirements, “beneficial ownership” has the same meaning as in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended. Generally, a person has beneficial ownership of a security if he or she, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the security. An indirect pecuniary interest includes (i) securities held by a member of a person’s Immediate Family, (ii) a persons’ interest in securities held by a trust, and (iii) a person’s right to acquire securities through the exercise of a derivative security. The definition of “beneficial ownership” is complex, and if a Cliffwater employee has any question whether he or she has a beneficial interest in a security, the employee should consult with the CCO.

C.	What Securities are Covered by these Requirements?

All securities (and derivative forms thereof including options and futures contracts) are covered by these requirements except (i) securities which are direct obligations of the United States, such as Treasury bills, notes and bonds and U.S. savings bonds and derivatives thereof, (ii) bank certificates of deposit and similar instruments, (iii) shares issued by money market funds, and (iv) shares issued by open-end funds other than those that are advised or subadvised by Cliffwater or one of its affiliates. The foregoing securities that are covered by these requirements are referred to as “Reportable Securities.”2 Funds advised or subadvised by Cliffwater or one of its affiliates are referred to as “Reportable Funds”. Please note that shares of Reportable Funds, closed-end funds, unit investment trusts, and all private fund securities are covered by these requirements. Exchange traded funds (ETFs) that are open-end funds are not covered by these requirements; however, all other ETFs (for example, an ETF that is closed-end) are covered.

D.	What Transactions are Prohibited by these Requirements?

The following prohibitions apply to Cliffwater employees.

1.       Use of Material, Non-Public Information: An employee may not buy or sell any publicly-traded security if he or she has material, non-public information about the security or the market for the security obtained in the course of his or her employment with Cliffwater or otherwise, without first reporting the information to the CCO and obtaining the CCO’s prior approval (pre-clearance) for the trade.

2.       Pre-Clearance: All employees must obtain prior approval from Compliance3) for the following personal securities transactions prior to executing the personal trade:

•	Initial Public Offerings (IPO);

•	Privately placed securities / funds;

[2]	There are additional securities that are excluded. If you have any questions about this, please contact the CCO.
[3]	The CCO’s approvals will come from a member of Cliffwater’s executive management team.

•	Securities issued by a Cliffwater client;

•	Shares issued by Reportable Funds; and

•	Any other securities placed on a restricted list and advised to employees.

Cliffwater will issue a restricted list each quarter, or more frequently as necessary, including the names of Cliffwater clients, Reportable Funds, and any other restricted securities that require pre-clearance.

Employees are prohibited from trading in the Cascade Private Capital Fund (CPEFX) unless there is an open trading window. Compliance will promptly inform all employees of the commencement and conclusion of these trading windows.

3.       Front-Running or Scalping: Employees are not permitted to “front-run” any securities transaction of a client or Cliffwater, or to “scalp” by making securities recommendations for clients with the intent of personally profiting from personal holdings of or transactions in the same or related securities.

V.	Identification of Securities Accounts and Reports of Securities Holdings

Cliffwater has adopted the following procedures concerning the identification of “Securities Accounts,” as defined below, and the pre-clearance of transactions in, and the reporting requirements for, “Employee- Related Accounts,” as defined below.

A.	Identification of Securities Accounts

Because Cliffwater must monitor the personal securities transactions of its employees and the members of each employee’s Immediate Family, the CCO must be made aware promptly of all brokerage or trading account openings, changes, or closures as described below.

Within 10 calendar days of becoming an employee of Cliffwater, each new Cliffwater employee is required to provide to Compliance a ‘listing of all of his or her personal securities brokerage or trading accounts as to which he or she or a member of his or her Immediate Family has “beneficial ownership” (each, a “Securities Account”), along with information concerning (i) the name and number of each Securities Account; and (ii) the name and address of the broker-dealer or financial institution at which each Securities Account is maintained.

The following accounts are exempt from being reported as Securities Accounts:

•	Accounts established solely to hold or transact in mutual funds; and

•	Blind trusts (which are typically a legal arrangement in which a trustee manages funds for the benefit of somebody who has no knowledge of the specific management actions taken by the trustee and no right to intervene).

Each existing Cliffwater employee must submit via Paragon all openings, changes and closures of his or her Securities Accounts as follows:

•	A Cliffwater employee wishing to open a new Securities Account may do so, but must promptly enter into Paragon all of the information required for the new Securities Account.

•	If the account set up information of the Securities Account of a Cliffwater employee changes (e.g., a change to the name on the account or the account number), the employee must promptly enter the changes into Paragon.

•	Once a Securities Account has been closed, the Cliffwater employee must promptly notify Compliance..

In addition, on an annual basis, each Cliffwater employee is required to provide an annual report of his or her Securities Accounts.

Although Cliffwater employees are required to identify all Securities Accounts to the CCO, pre- clearance of securities transactions and other reporting requirements apply only to “Employee- Related Accounts.” An Employee-Related Account of a Cliffwater employee is any Securities Account of the employee, excluding any Securities Account of the employee over which neither the employee nor any member of the employee’s Immediate Family exercises any control or influence.

With respect to any Securities Account of a Cliffwater employee for which exclusive discretionary investment authority has been delegated to a third party (e.g., a third-party trustee or a third-party manager), Cliffwater has implemented the following controls in order to establish a reasonable belief that neither the employee nor any member of the employee’s Immediate Family exercises any control or influence over the Securities Account:

•	The employee will be required to provide the CCO with information about the employee’s relationship with the third party (e.g., independent professional versus friend or relative).

•	Upon the CCO being notified of the Securities Account (either in connection with a new employee being hired or an existing employee opening a new Securities Account) and periodically thereafter, the employee will be required to certify that he or she does not (i) have discretion over, or directly or indirectly influence or control, the securities transactions within the Securities Account, (ii) suggest or direct any particular transactions to the third party with respect to the Securities Account, or (iii) consult with the third party regarding the particular allocation of investments in the Securities Account.

•	The CCO may request that the third party provide certifications similar to the certifications made by the employee.

B.	Pre-Clearance of Securities Transactions in Employee-Related Accounts

No employee or member of an employee’s Immediate Family may place an order for the purchase or sale of any IPO, privately placed security / fund, securities issued by a client, Reportable Fund, or other securities placed on a restricted list for an Employee-Related Account until the CCO has approved the transaction in accordance with the procedures below.

Any employee or member of an employee’s Immediate Family wishing to enter into such a securities transaction in an Employee-Related Account must submit a pre-clearance request (the “Pre- Clearance Request”) in the Paragon system on or before the date of the proposed transaction. This Pre- Clearance Request must contain the following information (i) the name and telephone number of the employee requesting pre-clearance; (ii) the name, ticker and type of the security subject to the proposed transaction; (iii) the number of shares or the face amount of the security subject to the proposed transaction; (iv) the nature of the transaction (i.e., purchase, sale, or other type of acquisition or disposition); (v) the proposed transaction date; (vi) the name and number of the account in which the transaction is to be effected; (vii) an indication of whether the account is in the name of the employee or a related person and, if it is in the name of a related person, the employee’s relationship to that person; (viii) the name of the broker-dealer or financial institution proposed to execute the transaction; and (ix) a representation that to the best of his or her knowledge and belief, and after due inquiry, the employee is not in possession of any material, non-public information concerning the security proposed to be bought or sold, and this Code does not otherwise prohibit the proposed transaction.

The CCO or their designee will review each Pre-Clearance Request to ensure that it is complete. He or she may consult with other executive officers as required to determine whether the proposed transaction raises any potential conflicts of interest or other issues. Once the CCO or their designee determines that the request for pre-clearance is in proper form, he or she will approve or deny the Pre-Clearance Request. Any preclearance given will remain in effect for ten business days. For private investments, the subscription documents must be signed within this ten business day period. Unless approved by the CCO, all securities approved pursuant to this paragraph must be held for at least 30 days. Any sell transaction will not be approved unless the security has been held at least 30 days, unless otherwise approved by the CCO.

The CCO will base his or her decision to approve or disapprove a Pre-Clearance Request on the following factors (i) the general policies set forth in this section; (ii) the requirements under federal and state laws, rules, and regulations as they may apply to the proposed transaction; (iii) the timing of the proposed transaction in relation to transactions or contemplated transactions for the account of any clients; and (iv) the nature of the securities and the parties involved in the proposed transaction. In addition, the CCO will generally approve a Pre-Clearance Request to buy or sell publicly-listed BDC securities to the extent such purchase or sale does not exceed the lesser of (i) $50,000 and (ii) 1% of the 10-day average trading volume of the BDC’s securities.

C.	Reporting and Other Requirements Applicable to Employee-Related Accounts

In addition to the ‘Notification of Securities Account(s) form described above in Section V.A, within 10 calendar days of becoming an employee of Cliffwater, each new Cliffwater employee is required to provide to the CCO in writing an initial disclosure listing of personal holdings of Reportable Securities held by the individual and/or Immediate Family members in his or her Employee-Related Accounts (‘Report of Initial Disclosure of Personal Securities Holdings’ form), or copies of brokerage statements that contain the list of such holdings.

Annually thereafter, each Cliffwater employee is required to provide an annual report of all Reportable Securities held in his or her Employee-Related Accounts and an annual certification of compliance with this Code and adherence to policies and procedures in Cliffwater’s Compliance Manual.

In addition, within 30 days of the end of each quarter, each Cliffwater employee must file a quarterly personal securities transaction report that reports all transactions in Reportable Securities in his or her Employee-Related Account during the preceding quarter. The report includes trade dates, transaction types, names, tickers, types of securities, quantities, prices, principal amounts, name of broker dealers / banks, and a certification that the reported transactions are not prohibited and that pre-clearance, if required, was obtained. In lieu of filing a quarterly personal securities transaction report, employees can choose to provide duplicate transaction confirmations and periodic account statements to Cliffwater from the firms that hold their Employee-Related Accounts. If an employee wishes to use this alternative method of meeting its reporting obligations, he or she should notify the CCO. Employees using this alternative method must also complete the aforementioned certification.

Employees that are registered representatives (“Registered Representatives”) of Foreside Fund Services, LLC (“Foreside”), a broker-dealer registered with the Financial Industry Regulatory Authority (“FINRA”), are also subject to Foreside’s Registered Representative Compliance and Supervisory Procedures Manual (“Foreside Manual”), and related forms. The Foreside Manual contains restrictions related to securities trading applicable to Registered Representatives.

VI.	Protection of Confidential Information Concerning Client Recommendations or Advice

Cliffwater seeks to limit access to Advisory Information to those of Cliffwater’s employees who have a legitimate need to know that information. Accordingly, in handling Advisory Information, employees shall take appropriate measures to protect the confidentiality of this information. Specifically, employees shall refrain from:

•	Disclosing Advisory Information to anyone outside of Cliffwater, or even to another Cliffwater employee, unless there is a valid purpose and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient; and

•	Engaging in any transactions or recommending or suggesting that any person (other than a Cliffwater client) engage in any transactions in any security to which the Advisory Information relates.

VII.	Monitoring Compliance with Insider Trading and Tipping Policies and Procedures

The CCO, or an employee designated by the CCO to assist the CCO, shall review employee quarterly personal securities transaction reports, duplicate transaction confirmations and periodic account statements, and periodic listings of holdings. This review is designed to (i) ensure the propriety of the employee trading activity; (ii) avoid possible conflict situations; and (iii) identify transactions that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and SEC rules.

The materials reviewed will be kept confidential, but Cliffwater’s executive management or compliance personnel, the SEC, and other governmental bodies authorized by law may inspect these materials. The CCO shall report immediately to executive management any findings of possible irregularity or impropriety.

VIII.	Gifts and Entertainment

Conflicts may occur if employees receive gifts or entertainment in connection with their employment at Cliffwater. Therefore, Cliffwater has adopted the following gift and entertainment policies.

No employee or member of an employee’s Immediate Family may solicit or accept from an outside party that does business or competes with Cliffwater or does business with Cliffwater clients as an investment manager or investment services provider any gift, loan, or entertainment that could reasonably be expected to create, or that provides the appearance of creating, a conflict of interest, subject to the policies below:

•	Gifts with a business purpose may be accepted as long as such gifts are of nominal value. Nominal value is defined as a value of $100 dollars or less. In addition, there is a limit of $150 in gifts for each Cliffwater employee received from a single source per year. A single source is defined as one particular firm, company or organization. As a result, gifts received by one Cliffwater employee from multiple employees of the same entity count toward this $150 threshold. Any accepted gifts are to be reported to Compliance through the Paragon system and will be documented as part of Cliffwater’s gift log. If a ticket to a sporting or other entertainment event is provided to the Cliffwater employee, but the person providing the ticket does not attend the event, it is considered a gift. If the person providing the ticket attends along with the Cliffwater employee, then it is defined as entertainment and is subject to the below paragraph. Certain gifts are permissible even if over the $150 gift limit: (i) A gift of nominal value, such as a promotional item bearing a business’ logo; (ii) A business gift that appears to come from a business or corporate gift list and that is received on the same basis as other recipients rather than personally selected for the gift recipient (e.g., holiday gifts that are not excessive or lavish); (iii) Gifts given to celebrate or acknowledge a transaction or event that are given to a wide group of recipients and not personally selected for the Supervised Person or Firm Counterparty (e.g., closing dinner gifts that are not excessive or lavish or gifts given at an industry conference or seminar); and (iv) Wedding, graduation or similar types of gifts that are not excessive or lavish.

•	Meals and entertainment (e.g., sporting event) that are attended by the party providing the meals and entertainment are permitted and do not need to be reported to the CCO or documented on Cliffwater’s gift log; provided that such meals or entertainment have a value of less than $250 per event per Cliffwater employee and less than $500 per year per Cliffwater employee (per each provider of the meal/entertainment). Meals and entertainment not within the foregoing parameters are not allowed, unless approved by the CCO. If the employee reasonably believed that a meal or entertainment would not exceed the foregoing amounts, but due to unforeseen circumstances occurring at the time of the event, it did, the CCO must be informed. Employees are prohibited from participating in meals and entertainment that may be considered uncustomary or excessive. Entertainment and meals provided as part of an investor conference or investment advisory board meeting are excluded from the above restrictions.

•	Travel and lodging may not be accepted without the approval of the CCO.

•	No form of compensation from outside parties may be accepted. Compensation includes any direct compensation as well as any reimbursement or payment of transportation or hotel expenses for personal or business trips.

•	Employees or members of their Immediate Families are not prohibited from obtaining loans or purchasing investment products made or provided in the ordinary course of business or other goods or services (on the same terms as are available generally to public customers) from banks, broker-dealers, insurance companies or other financial and investment institutions that may have relationships with Cliffwater or its clients.

For the avoidance of doubt, this policy does not apply to vendors that Cliffwater uses for its own operational purposes, that do not assist Cliffwater in providing advisory services to clients and that are not paid by any client. As such, Cliffwater does not believe a conflict of interest exists and therefore does not require such vendors to be included in the Gifts and Entertainment policy.

The Foreside Manual contains restrictions on gifts and entertainment applicable to Registered Representatives. These restrictions apply to both gifts and entertainment received by, and provided by, Registered Representatives.

Any questions or concerns about accepting gifts, entertainment, compensation or loans should be directed to the CCO.

IX.	Interaction with Foreign Officials

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a foreign official4 for the purpose of influencing an official act or decision in order to obtain or retain business. The FCPA applies to all foreign officials and all employees of state-owned enterprises. Each Cliffwater employee, as well as any agent, representative, business partner, consultant or contractor of Cliffwater, is prohibited from making or offering to make any payment to or for the benefit of any foreign official if the purpose of such payment is to improperly influence or induce that foreign official to obtain or retain business for Cliffwater (a so-called bribe or kickback). Facilitating payments, which are small payments made to low-level government officials to expedite or secure performance of a non-discretionary, routine government action, are also prohibited. All other payments, whether large or small, are prohibited if they are, in essence, bribes or kickbacks, including cash payments, gifts, entertainment, services, and amenities.

[4]	A “foreign official” includes: any officer or employee of or person acting in an official capacity for or on behalf of a foreign government or any department, agency, or instrumentality thereof, or of a public international organization; any employee or official of any court system, government regulatory or financial bodies, state-owned or controlled enterprises, and sovereign wealth funds; and foreign political parties and candidates for office.

Under the FCPA, both Cliffwater and its individual employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge, but includes “consciously avoiding” the high probability that a third party representing Cliffwater will make or offer improper payments to a foreign official. Investment advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the transaction, which may include:

•	The foreign country’s reputation for corruption;

•	Requests by a foreign agent for offshore or other unusual payment methods;

•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;
•	An apparent lack of qualifications;

•	Non-existent or non-transparent accounting standards; and

•	Whether the foreign agent comes recommended or “required” by a government official.

Sanctions for violating the FCPA may include fines and jail terms. Any payment or anything else of value given to a foreign official must be pre-approved by the CCO.

X.	Outside Business Activities

No employee shall be employed by, or accept any remuneration from, or perform any services (including serving as a director, board member, or investment committee member of an organization, trustee, or general partner of a partnership), for any person or entity, other than Cliffwater or any affiliate, unless pre- approved in writing by the CCO. “Membership” in not-for-profit, charitable, religious, educational or philanthropic organizations, does not require approval. However, sitting on the board or on a financial / investment committee of such organizations does require approval.

In no event should any employee have any outside employment or outside activities that might cause embarrassment to or jeopardize the interests of Cliffwater, interfere with Cliffwater’s operations, or adversely affect his or her productivity or that of other employees. Employees are expected to devote their full time and efforts during business hours to the interests of Cliffwater. No employee may engage, directly or indirectly, in any business transaction or arrangement for personal profit that (i) accrues from or is based upon his relationship as an employee or upon confidential information gained by reason of such relationship; or (ii) accept any outside employment or perform outside activities that would interfere with his or her duties as an employee.

In all instances, employees must maintain the confidentiality of information learned as an employee of Cliffwater, including information pertaining to investments and recommendations and information about Cliffwater’s clients, and consider potential conflicts of interest in favor of Cliffwater clients.

Each employee must submit to Compliance through the Paragon system his or her intent to engage in an outside activity. This notice should specify the name of the organization, the nature of the duties and the hours of work, among others. The factors that the CCO would take into consideration when determining whether or not to approve an activity include, but are not limited to:

•	whether the activity would create an actual or potential conflict of interest between the employee’s position at Cliffwater and the proposed activity;

•	the purpose of the organization with which the employee wants to be affiliated;

•	whether the organization or company is related to a financial, securities or similar business (including, but not limited to, broker-dealers and investment companies);

•	whether the employee will be receiving compensation for the activity;

•	the position the employee plans to hold;

•	whether the amount of time and effort the employee will spend on the outside activity may compromise the employee’s ability to perform his or her job; and

•	whether there is a risk that the company may be perceived by others as associated or affiliated with the outside activity.

As a general matter, the CCO will not approve outside employment with any investment adviser, broker- dealer, bank, insurance or re-insurance company or other financial or investment institution with which Cliffwater or its affiliates may compete, or have, or seek a business relationship for itself or on behalf of its clients.

The request to participate in an outside business activity will be approved or denied promptly by the CCO. If the CCO denies the request, the employee may not participate in the activity or employment in any manner.

Employees should promptly notify the CCO in writing of any changes in the scope of the outside activities by submitting a new written request, as applicable.

The CCO will send out periodic requests for information on any outside business activities, including board seats or outside investment committee memberships. Any employee responses indicating unreported outside activities will be reviewed by the CCO to determine whether the employee will be required to terminate the previously unreported activity pursuant to these procedures. The CCO will maintain a list of all employees who have outside business activities.

The Foreside Manual also contains restrictions on outside business activities applicable to Registered Representatives.

XI.	Miscellaneous

A.	Importance of Adherence to Procedures

It is important that all employees adhere strictly to this Code. Any violations may result in serious sanctions, including termination of employment and dismissal from Cliffwater.

B.	Circulation/Certification of Receipt of Code

Each new employee receives a copy of this Code and signs an acknowledgement of his or her receipt and understanding of it. In addition, any amendment to this Code will be circulated to all employees and each employee will sign an annual certification of his or her compliance with this Code.

C.	Retention of Records

Cliffwater shall retain all documents produced by the CCO as required by this Code and all documents required to be submitted by employees under this Code, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and the rules thereunder.

D.	Questions

Any questions regarding this Code should be referred to the CCO.